EXHIBIT 8.4

237 Park Avenue
New York, New York
10017.3142 USA
Tel 212.880.6000
Fax 212.682.0200

www.torys.com
May 2, 2011
Brookfield Properties Corporation
Brookfield Place
181 Bay Street, Suite 330
Toronto, ON M5J 2T3
Dear Sirs/Mesdames:
We have acted as counsel to Brookfield Properties Corporation, a corporation incorporated under the laws of Canada (“Brookfield Office Properties”), in connection with the Post-Effective Amendment No. 1 on Form F-1 to Form F-4 Registration Statement, as amended or supplemented, under the Securities Act of 1933, as amended (the “Act”), filed by Brookfield Residential Properties Inc., a corporation incorporated under the laws of Ontario (“Brookfield Residential”), with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”), with respect to the secondary offering of Brookfield Residential common shares to the shareholders of Brookfield Office Properties through a rights offering.
We hereby confirm to you that, insofar as it relates to Canadian federal income tax matters, the discussion set forth under the heading “Material Canadian Federal Income Tax Considerations” in the Registration Statement, subject to the qualifications, exceptions, assumptions, and limitations contained therein, constitutes our opinion. We express no opinion as to any laws other than the federal income tax laws of Canada.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material Canadian Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Torys LLP